EXHIBIT 99.1

PRESS RELEASE OF PAYCHEX, INC. DATED JUNE 26, 2019

Paychex, Inc. Reports Fourth Quarter and Fiscal 2019 Results;

Total Revenue Growth of 12% to $3.8 Billion for the Fiscal Year

June 26, 2019

Fourth Quarter and Full Year Fiscal 2019 Highlights

•	Total revenue increased 16% to $980.4 million for the fourth quarter; 12% to $3.8 billion for fiscal 2019.
o	Total service revenue increased 16% to $958.2 million for the fourth quarter; 11% to $3.7 billion for fiscal 2019.
o	Interest on funds held for clients increased 25% to $22.2 million for the fourth quarter; 27% to $80.6 million for fiscal 2019.
•	Operating income increased 4% to $314.5 million for the fourth quarter; 6% to $1.4 billion for fiscal 2019. Adjusted operating income(1) increased 4% for fiscal 2019 to $1.4 billion.
•

Net income increased 6% to $230.4 million for the fourth quarter; 4% to $1.0 billion for fiscal 2019.   Adjusted net income(1) increased 10% to $228.1 million for the fourth quarter; 11% to $1.0 billion for fiscal 2019.

•

Diluted earnings per share increased 7% to $0.64 per share for the fourth quarter; 4% to $2.86 per share for fiscal 2019.  Adjusted diluted earnings per share(1) increased 9% to $0.63 per share for the fourth quarter; 11% to $2.84 per share for fiscal 2019.

(1) Adjusted operating income, adjusted net income, and adjusted diluted earnings per share are not United States (“U.S.”) generally accepted accounting principles (“GAAP”) measures.  Please refer to the “Non-GAAP Financial Measures” section on page 5 of this press release for a discussion of these non-GAAP measures and a reconciliation to the most comparable U.S. GAAP measures of operating income, net income, and diluted earnings per share.

Rochester, N.Y., (June 26, 2019) — Paychex, Inc. (“Paychex,” “we,” “our,” or “us”) (Nasdaq:PAYX) today announced its results of operations for the three months ended May 31, 2019 (the “fourth quarter”), as well as the fiscal year ended May 31, 2019 (“fiscal 2019” or the “fiscal year”).  Total revenue increased 16% for the fourth quarter to $980.4 million.  For the fiscal year, total revenue increased 12% to $3.8 billion.  Excluding the acquisition of Oasis Outsourcing Group Holdings, L.P. (“Oasis”), completed during December 2018, total revenue increased 5% and 7% for the fourth quarter and fiscal 2019, respectively.  For the fourth quarter,  net income and diluted earnings per share increased 6% to $230.4 million and 7% to $0.64 per share, respectively.  For the fiscal year, net income and diluted earnings per share each increased 4% to $1.0 billion and $2.86 per share, respectively.

Martin Mucci, President and Chief Executive Officer, commented, “Fiscal 2019 demonstrated another year of strong performance.  We executed against our key initiatives during the year and positioned the company for continued success. In particular, we experienced positive momentum in our human resource (“HR”) solutions administrative services organization with double-digit worksite employee growth and solid sales performance in professional employer organization (“PEO”), retirement, and insurance services.  In operations, we experienced a strong year in client retention and customer satisfaction.

We are a leading resource for business owners seeking innovative solutions to everyday business challenges.  During the fiscal year, we released enhancements that continue to simplify HR administration with a focus on supporting our clients in hiring, retaining, and developing their most valuable resource – their people.”

Mr. Mucci added, “During fiscal 2019, we completed the acquisition of Oasis, an industry leader in providing HR outsourcing services.  The integration of Oasis is on track, and we expect this acquisition will be an important contributor to our longer-term growth.”

Management Solutions revenue increased 4%  for both the fourth quarter and fiscal year to $694.9 million and  $2.9  billion, respectively, compared to the same periods last year. The increases  were primarily driven by growth in our client base across many of our services and growth in revenue per check, which improved as a result of price increases net of discounts. Within Management Solutions revenue, retirement services revenue also benefited from an increase in the number of plans served as well as an increase in revenue earned on the asset value of participants’ 401(k) funds.

PEO and Insurance Services revenue increased 67% to $263.3 million for the fourth quarter and 48% to $822.3 million for the fiscal year, compared to the same periods last year.  Excluding the acquisition of Oasis, PEO and Insurance Services revenue increased approximately 10%  and 19% for the fourth quarter and fiscal year, respectively.  The increases  were driven by growth in clients and client worksite employees across our combined existing PEO business.   Demand for our existing PEO services, along with growth within our client base, resulted in double-digit growth in the number of client worksite employees served.  Insurance  Services revenue benefited from an increase in the number of health and benefit clients and applicants, offset by the impact of softness in the workers’ compensation market as state insurance fund rates declined.

Interest on funds held for clients increased 25% to $22.2 million for the fourth quarter and 27% to $80.6 million for the fiscal year, compared to the same periods last year. The increases resulted primarily from higher average interest rates earned.  Funds held for clients average investment balances were flat for the fourth quarter and decreased 2% for the fiscal year, primarily driven by the impact of lower client withholdings resulting from the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) and changes in client base mix, partially offset by the impact of wage inflation.

Average investment balances and interest rates are summarized below:

	For the three months ended			For the twelve months ended
	May 31,			May 31,
$ in millions	2019	2018	Change	2019	2018	Change
Average investment balances:
Funds held for clients	$4,149.8	$4,164.3	(0)%	$3,969.7	$4,040.8	(2)%
Corporate investments	$902.4	$901.9	0%	$848.4	$915.1	(7)%

Average interest rates earned(1) (exclusive of net realized gains):
Funds held for clients	2.1%	1.7%		2.0%	1.6%
Corporate investments	1.9%	1.4%		1.6%	1.3%

Total net realized gains	$0.1	$—		$—	$0.1

(1)

For further discussion of the impact of interest rate changes, please refer to the “Market Risk Factors” section of our Annual Report on Form 10-K (“Form 10-K”), which we expect to file with the Securities and Exchange Commission (“SEC”) by the end of July 2019.

Total expenses increased 22% to $665.9 million for the fourth quarter and 15% to $2.4 billion for the fiscal year, compared to the same periods last year.  Excluding the acquisition of Oasis, total expenses increased approximately 6% and 7% in the fourth quarter and fiscal year, respectively. The increase in total expenses, excluding Oasis, was primarily driven by increased headcount due to incremental investments in the sales force, technology resources, and operations to support the growth in the business. In addition, an increase in PEO insurance costs contributed approximately 1%  and 2%  to the growth in total expenses in the fourth quarter and fiscal year, respectively, compared to the same periods last year.  For the fiscal year ended May 31, 2018, expenses also reflect a one-time expense related to the termination of certain license agreements during the three months ended February 28, 2018.

Operating income increased 4% for the fourth quarter and 6% for the fiscal year, compared to the same periods last year. Operating income, as a percent of total revenue, was 32.1% for the fourth quarter and 36.3% for the fiscal year, compared to 35.7% and 38.2% for the same periods last year.    Adjusted operating income, a non-GAAP measure, increased 4% for both the fourth quarter and fiscal year, compared to the same periods last year.  Adjusted operating income for the fiscal year ended May 31, 2018 excludes a  one-time expense following the termination of certain license agreements during the three months ended February 28, 2018.  See the “Non-GAAP Financial Measures” section on page 5 of this press release for further discussion of this non-GAAP measure.

Interest expense, net of $4.0 million for the fourth quarter and $3.3 million for the fiscal year includes interest expense of $8.2 million and $13.7 million, respectively, related to debt financing used to complete the acquisition of Oasis.

Our effective income tax rate was 25.8% for the fourth quarter and 24.4% for the fiscal year, compared to 28.5% and 23.5% for the same periods last year.  During the fiscal year ended May 31, 2018, we recognized a one-time net tax benefit for the revaluation of our net deferred tax liabilities related to the enactment of the Tax Act.  The effective income tax rates in both periods were impacted by recognition of net discrete tax benefits related to employee stock-based compensation payments.

Financial Position and Liquidity

Our financial position as of May 31, 2019 remained strong with cash, restricted cash, and total corporate investments of  $798.5 million.  Our primary source of cash is generated from our ongoing operations.  We have historically funded our business acquisitions with cash generated from operating activities.  However, we funded our most recent acquisition of Oasis through a combination of cash and the issuance of long-term private placement debt totaling $800.0 million.  Our positive cash flows have historically allowed us to support our business and to pay substantial dividends (targeting approximately 80% of net income) to our stockholders.  We anticipate that cash, restricted cash, and total corporate investments as of May 31, 2019, along with projected operating cash flows and available short-term financing, will support our normal business operations, capital purchases, share repurchases and dividend payments for the foreseeable future.

Cash flows from operations were $1.3 billion for fiscal 2019, an increase of 1% from the prior year.  This increase in our operating cash flows was primarily the result of higher net income and non-cash adjustments, offset by fluctuations in operating assets and liabilities.   The increase in non-cash adjustments was primarily due to a higher provision for deferred taxes and higher depreciation and amortization.    The fluctuations in our operating assets and liabilities were primarily due to the timing of collections and related tax payments for our combined PEO business.  In addition, cash flows were impacted by higher accounts receivable related to growth in our payroll funding business for temporary staffing clients.

Cash outflows from investing activities of $1.6  billion for the fiscal year included a net cash outflow of $991.5 million for the acquisition of Oasis. Net cash outflows from financing activities of $1.0  billion for the fiscal year included cash inflows from borrowings totaling $800.0 million to fund the acquisition of Oasis.

During fiscal 2019, we repurchased 0.7 million shares of our common stock for a total of $56.9 million.  In the respective prior year period, we repurchased 2.5 million shares for a total of $143.1 million.

Non-GAAP Financial Measures

	For the three months ended			For the twelve months ended
	May 31,			May 31,
		2018			2018
$ in millions	2019	As adjusted(1)	Change	2019	As adjusted(1)	Change
Operating income	$314.5	$302.1	4%	$1,371.3	$1,291.5	6%
Non-GAAP adjustments:
Termination of license agreements(2)	—	—		—	32.6
Total non-GAAP adjustments	—	—		—	32.6
Adjusted operating income	$314.5	$302.1	4%	$1,371.3	$1,324.1	4%

Net income	$230.4	$217.7	6%	$1,034.4	$994.1	4%
Non-GAAP adjustments:
Excess tax benefit related to employee stock-based compensation payments(3)	(2.3)	(4.6)		(8.3)	(12.9)
Revaluation of net deferred tax liabilities(4)	—	(4.8)		1.7	(83.5)
Termination of license agreements(2)	—	—		—	24.7
Total non-GAAP adjustments	(2.3)	(9.4)		(6.6)	(71.7)
Adjusted net income	$228.1	$208.3	10%	$1,027.8	$922.4	11%

Diluted earnings per share	$0.64	$0.60	7%	$2.86	$2.75	4%
Non-GAAP adjustments:
Excess tax benefit related to employee stock compensation(3)	(0.01)	(0.01)		(0.02)	(0.04)
Revaluation of net deferred tax liabilities(4)	—	(0.01)		—	(0.23)
Termination of license agreements(2)	—	—		—	0.07
Total non-GAAP adjustments	(0.01)	(0.02)		(0.02)	(0.20)
Adjusted diluted earnings per share	$0.63	$0.58	9%	$2.84	$2.55	11%

(1)	Amounts have been adjusted to reflect the adoption of Accounting Standards Codification Topic 606, “Revenue from Contracts with Customers” (“ASC Topic 606”).
(2)	Additional expense and corresponding tax benefit recognized as a result of the termination of certain license agreements. This event is not expected to recur.
(3)

Net tax windfall or shortfall benefits related to employee stock-based compensation payments recognized in income taxes.  This item is subject to volatility and will vary based on employee decisions on exercising employee stock options and fluctuations in our stock price, neither of which is within the control of management.

(4)

Non-recurring tax benefits recognized as a result of the Tax Act related to the revaluation of net deferred tax liabilities and the one-time tax charge as a result of updated guidance on Internal Revenue Code Section 162(m).

In addition to reporting operating income, net income, and diluted earnings per share, which are U.S. GAAP measures, we present adjusted operating income, adjusted net income, and adjusted diluted earnings per share, which are non-GAAP measures.  We believe adjusted operating income, adjusted net income, and adjusted diluted earnings per share are appropriate additional measures, as they are indicators of our core business operations performance period over period.  Adjusted operating income, adjusted net income, and adjusted diluted earnings per share are not calculated through the application of U.S. GAAP and are not required forms of disclosure by the Securities and Exchange Commission (“SEC”).  As such, they should not be considered as a substitute for the U.S. GAAP measures of operating income, net income, and diluted earnings per share, and therefore should not be used in isolation, but in conjunction with the U.S. GAAP measures.  The use of any non-GAAP measure may produce results that vary from the U.S. GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

Outlook

Our outlook for the fiscal year ending May 31, 2020 (“fiscal 2020”) is based upon current market expectations and economic conditions continuing with no significant changes. Our guidance for fiscal 2020 is as follows:

•	Management Solutions revenue is anticipated to grow approximately 4%;
•	PEO and Insurance Services revenue is anticipated to grow in the range of 30% to 35%;
•	Interest on funds held for clients is anticipated to grow in the range of 4% to 8%;
•	Total revenue is anticipated to grow in the range of 10% to 11%;
•	Operating income, as a percent of total revenue, is anticipated to be approximately 36%, reflecting the expected impact of higher PEO direct insurance costs;
•	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) margin(1) for the full year fiscal 2020 is expected to be approximately 41%;
•	Net interest expense is anticipated to be in the range of $15 million to $18 million, reflecting a full year of interest on outstanding long-term debt;
•	The effective income tax rate for fiscal 2020 is expected to be in the range of 24% to 24.5%;
•	Net income and diluted earnings per share are expected to grow approximately 8%; and
•	Adjusted net income(2) and adjusted diluted earnings per share(2) are expected to increase in the range of 8% to 9%.

(1)

EBITDA margin is a non-GAAP measure. For purposes of our fiscal 2020 outlook we calculated EBITDA margin as operating income, plus depreciation and intangible amortization expense, divided by total revenue.

(2)

Adjusted net income and adjusted diluted earnings per share are non-GAAP measures. Please refer to the “Non-GAAP Financial Measures” section on page 5 of this press release for a discussion of these non-GAAP measures.

Annual Report on Form 10-K

We anticipate filing our Form 10-K before the end of July 2019, and it will be available at http://www.paychex.com/investors. This press release should be read in conjunction with the Form 10-K and the related Notes to Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in that Form 10-K.

Conference Call

Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for June 26, 2019 at 9:30 a.m. Eastern Time, at http://www.paychex.com/investors. The webcast will be archived for approximately one month. Our news releases, current financial information, SEC filings, and investor presentation are also accessible at http://www.paychex.com/investors.

For more information, contact:

Investor Relations:	Efrain Rivera, CFO, or Terri Allen	585‑383‑3406
Media Inquiries:	Laura Saxby Lynch	585‑383‑3074

About Paychex

Paychex, Inc. (Nasdaq:PAYX) is a leading provider of integrated human capital management solutions for payroll, benefits, human resources, and insurance services. By combining its innovative software-as-a-service technology and mobility platform with dedicated, personal service, Paychex empowers small- and medium-sized business owners to focus on the growth and management of their business. Backed by more than 45 years of industry expertise, Paychex serves approximately  670,000 payroll clients as of May 31, 2019 across more than 100 locations in the U.S. and Europe, and pays one out of every 12 American private sector employees. Learn more about Paychex by visiting paychex.com and stay connected on Twitter (www.twitter.com/paychex)  and LinkedIn (www.linkedin.com/company/paychex).

Cautionary Note Regarding Forward-Looking Statements Pursuant to the U.S. Private Securities Litigation Reform Act of 1995

Certain written and oral statements made by us may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “overview,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “believes”, “could be,” “targeting,” and other similar words or phrases. Examples of forward-looking statements include, among others, statements we make regarding operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to our outlook, revenue growth, earnings, earnings-per-share growth, or similar projections.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict, many of which are outside our control. Our actual results and financial conditions may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance upon any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•	changes in governmental regulations and policies;
•	our ability to comply with U.S. and foreign laws and regulations;
•	our ability to keep pace with changes in technology and to provide timely enhancements to our products and services;
•	our compliance with data privacy laws and regulations;
•	the possibility of cyberattacks, security vulnerabilities and Internet disruptions, including breaches of data security and privacy leaks, data loss and business interruptions;
•	the possibility of failure of our operating facilities, computer systems, or communication systems during a catastrophic event;
•	the failure of third-party service providers to perform their functions;

•

the possibility that we may be subject to liability for violations of employment or discrimination laws by our clients and acts or omissions of client employees who may be deemed to be our agents, even if we do not participate in any such acts or violations, including possible liability related to our co-employment relationship with our PEO;

•	changes in health insurance and workers’ compensation insurance rates and underlying claim trends;
•	our clients’ failure to reimburse us for payments made by us on their behalf;
•	the effect of changes in government regulations mandating the amount of tax withheld or the timing of remittances;
•	volatility in the political and economic environment;
•	our failure to comply with covenants in our debt agreements;
•	changes in the availability of qualified people, including management, technical, compliance and sales personnel;
•	our failure to protect our intellectual property rights;
•	potential outcomes related to pending or future litigation matters; and
•	risks related to acquisitions and the integration of the businesses we acquire, including integrating Oasis’ business with ours.

Any of these factors, as well as such other factors as discussed in our SEC filings, could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known as of the date of this press release, and any forward-looking statement made by us in this document speaks only as of the date on which it is made. Except as required by law, we undertake no obligation to update these forward-looking statements after the date of issuance of this press release to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except per share amounts)

	For the three months ended			For the twelve months ended
	May 31,			May 31,
		2018			2018
	2019	As Adjusted(1)	Change	2019	As Adjusted(1)	Change
Revenue:
Management Solutions	$694.9	$670.2	4%	$2,869.6	$2,758.4	4%
PEO and Insurance Services(2)	263.3	157.8	67%	822.3	555.8	48%
Total service revenue	958.2	828.0	16%	3,691.9	3,314.2	11%
Interest on funds held for clients(3)	22.2	17.7	25%	80.6	63.5	27%
Total revenue	980.4	845.7	16%	3,772.5	3,377.7	12%
Expenses:
Operating expenses	322.1	265.4	21%	1,177.8	1,018.2	16%
Selling, general and administrative expenses	343.8	278.2	24%	1,223.4	1,068.0	15%
Total expenses	665.9	543.6	22%	2,401.2	2,086.2	15%
Operating income	314.5	302.1	4%	1,371.3	1,291.5	6%
Interest (expense)/income, net(3)	(4.0)	2.5	n/m	(3.3)	8.6	n/m
Income before income taxes	310.5	304.6	2%	1,368.0	1,300.1	5%
Income taxes	80.1	86.9	(8)%	333.6	306.0	9%
Net income	$230.4	$217.7	6%	$1,034.4	$994.1	4%

Basic earnings per share	$0.64	$0.61	5%	$2.88	$2.77	4%
Diluted earnings per share	$0.64	$0.60	7%	$2.86	$2.75	4%
Weighted-average common shares outstanding	359.4	359.0		359.2	359.0
Weighted-average common shares outstanding, assuming dilution	362.5	361.5		361.8	361.5

(1)	Amounts have been adjusted to reflect the adoption of ASC Topic 606 and to conform to the current year presentation of revenues and expenses.
(2)

PEO and Insurance Services revenues is reported net of certain direct pass-through costs billed and incurred, which include payroll wages, payroll taxes, including state unemployment insurance, and certain guaranteed benefit plan direct costs.

(3)

Further information on interest on funds held for clients and interest (expense)/income, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Quarterly Reports on Form 10-Q and our Form 10-K, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at www.paychex.com.

n/m – not meaningful

PAYCHEX, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except per share amounts)

	May 31,
		2018
	2019	As Adjusted(1)
ASSETS
Cash and cash equivalents	$692.2	$358.2
Restricted cash	50.6	—
Corporate investments	30.9	66.0
Interest receivable	27.4	32.2
Accounts receivable, net of allowance for doubtful accounts	817.6	492.4
Prepaid income taxes	29.2	17.0
Prepaid expenses and other current assets	233.9	224.0
Current assets before funds held for clients	1,881.8	1,189.8
Funds held for clients	3,794.4	4,703.8
Total current assets	5,676.2	5,893.6
Long-term restricted cash	6.5	—
Long-term corporate investments	18.3	295.5
Property and equipment, net of accumulated depreciation	408.7	393.5
Intangible assets, net of accumulated amortization	399.1	141.4
Goodwill	1,782.6	814.0
Long-term deferred costs	366.3	361.0
Other long-term assets	24.8	16.4
Total assets	$8,682.5	$7,915.4

LIABILITIES
Accounts payable	$75.9	$73.7
Accrued compensation and related items	815.6	320.6
Deferred revenue	40.3	34.6
Other current liabilities	138.3	132.9
Current liabilities before client fund obligations	1,070.1	561.8
Client fund obligations	3,774.9	4,734.9
Total current liabilities	4,845.0	5,296.7
Accrued income taxes	27.3	18.4
Deferred income taxes	229.7	154.4
Long-term borrowings, net of debt issuance costs	796.4	—
Other long-term liabilities	164.6	89.1
Total liabilities	6,063.0	5,558.6

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; Authorized: 600.0 shares; Issued and outstanding: 359.3 shares as of May 31, 2019 and 359.0 shares as of May 31, 2018, respectively.	3.6	3.6
Additional paid-in capital	1,206.3	1,126.8
Retained earnings	1,409.5	1,262.6
Accumulated other comprehensive income/(loss)	0.1	(36.2)
Total stockholders’ equity	2,619.5	2,356.8
Total liabilities and stockholders’ equity	$8,682.5	$7,915.4

(1)	Amounts have been adjusted to reflect the adoption of ASC Topic 606.

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	For the twelve months ended
	May 31,
		2018
	2019	As Adjusted(1)(2)
OPERATING ACTIVITIES
Net income	$1,034.4	$994.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization on property and equipment and intangible assets	181.5	138.0
Amortization of premiums and discounts on available-for-sale securities, net	49.0	65.4
Amortization of deferred contract costs	180.2	174.7
Stock-based compensation costs	46.2	44.6
Provision(benefit) for deferred income taxes	11.3	(37.2)
Provision for allowance for doubtful accounts	3.3	3.6
Net realized gains on sales of available-for-sale securities	—	(0.1)
Changes in operating assets and liabilities:
Interest receivable	4.8	3.7
Accounts receivable	(107.9)	16.2
Prepaid expenses and other current assets	(11.3)	18.0
Accounts payable and other current liabilities	86.9	42.9
Deferred costs	(188.5)	(181.8)
Net change in other long-term assets and liabilities	(0.4)	(5.7)
Net cash provided by operating activities	1,289.5	1,276.4
INVESTING ACTIVITIES
Purchases of available-for-sale securities	(35,145.8)	(50,220.2)
Proceeds from sales and maturities of available-for-sale securities	34,638.8	51,592.9
Purchases of property and equipment	(123.8)	(154.0)
Acquisition of businesses, net of cash acquired	(991.5)	(180.4)
Purchases of other assets	(5.4)	(39.8)
Net cash (used in)/provided by investing activities	(1,627.7)	998.5
FINANCING ACTIVITIES
Net change in client fund obligations	(960.0)	462.4
Net proceeds from long-term borrowings	796.3	—
Dividends paid	(826.8)	(739.7)
Repurchases of common shares	(56.9)	(143.1)
Activity related to equity-based plans	29.5	(3.4)
Net cash used in financing activities	(1,017.9)	(423.8)
(Decrease)/increase in cash, cash equivalents, restricted cash, and restricted cash equivalents	(1,356.1)	1,851.1
Cash, cash equivalents, restricted cash, and restricted cash equivalents, beginning of fiscal year	2,300.5	449.4
Cash, cash equivalents, restricted cash, and restricted cash equivalents, end of fiscal year	$944.4	$2,300.5

Reconciliation of cash, cash equivalents, restricted cash and restricted cash equivalents to the Consolidated Balance Sheets
Cash and cash equivalents	$692.2	$358.2
Restricted cash	57.1	-
Restricted cash and restricted cash equivalents included in funds held for clients	195.1	1,942.3
Total cash, cash equivalents, restricted cash and restricted cash equivalents	$944.4	$2,300.5

(1)	Amounts have been adjusted to reflect the adoption of ASC Topic 606.
(2)

Amounts have been adjusted to reflect the adoption of Accounting Standards Update No. 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force).”

© 2019 Paychex, Inc.